Exhibit 1




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                            STOCK PURCHASE AGREEMENT


                                      among


                             MASHOV COMPUTERS LTD.,


                         OSCAR GRUSS & SON INCORPORATED


                                       and


                             CERTAIN SHAREHOLDERS OF
                          MASHOV GRUSS INVESTMENTS LTD.



                       -----------------------------------


                           Dated as of April 20, 2001



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                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of April 20, 2001 ("the Agreement"), among Oscar Gruss & Son Incorporated, a New York corporation ("Gruss"), certain shareholders of Mashov Gruss Investments Ltd., a corporation incorporated in the State of Israel (the "Company"), listed on Schedule 2.02 hereto (collectively with Gruss, the "Selling Shareholders"), and Mashov Computers Ltd., a corporation incorporated in the State of Israel ("Buyer").

                             SUMMARY OF TRANSACTION
                             ----------------------

     The outstanding capital stock of the Company consists of 104 ordinary shares, par value NIS 1.00 per share, of which Buyer holds 51 shares, the Selling Shareholders hold, in the aggregate, 52 shares, and Jonathan Sherman (as trustee) holds 1 share. The Company holds 1,497,766 ordinary shares, par value NIS 0.5 per share, of Paradigm Geophysical Ltd., a corporation incorporated in the State of Israel ("Paradigm").

     Buyer desires to purchase, and the Selling Shareholders desire to transfer and sell to Buyer, all of the ordinary shares of the Company held by the Selling Shareholders, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement. In consideration of the foregoing, Buyer will transfer to the Selling Shareholders, at the election of each Selling
Shareholder, either ordinary shares of Paradigm, or cash, or a combination thereof.

     In connection with this Agreement, each Selling Shareholder other than Gruss is executing and delivering (i) a Letter of Transmittal and Custody Agreement ("Custody Agreement") which includes, among other things, the election of such Selling Shareholder to receive either Paradigm shares, or cash, or a combination thereof; and (ii) a Power of Attorney which, among other things, authorizes Jonah Meer to sell the shares of the Company held by such Selling Shareholder.

     To effect such purchase and sale and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                       SALE OF STOCK AND TERMS OF PAYMENT
                       ----------------------------------

     1.01 The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing (as hereinafter defined), the Selling Shareholders will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Selling Shareholders, an aggregate of 52 ordinary shares, par value NIS 1.00 per share, of the Company (the "Transferred Company Shares").





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     1.02 Consideration.  Subject to Section 1.05, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Transferred Company Shares, Buyer, at the election of each Selling Shareholder, either (a) will pay to such Selling Shareholder an amount of cash, in United States dollars (rounded down to the nearest penny), equal to the product of (i) the number of Transferred Company Shares sold, assigned and delivered to Buyer by such Selling Shareholder, multiplied by (ii) the Conversion Ratio (as defined below), multiplied by (iii) US$5.125 per share, and multiplied by (iv) the Tax Adjustment Ratio (as defined below); or (b) subject to Section 1.03, will sell, assign, transfer and deliver to such Selling Shareholder a number of ordinary shares, par value NIS 0.5 per share, of Paradigm ("Transferred Paradigm Shares") equal to the product of (i) the number of Transferred Company Shares sold, assigned and delivered to Buyer by such Selling Shareholder, multiplied by (ii) the Conversion Ratio, multiplied by (iii) the Tax Adjustment Ratio; or (c) such combination of cash, calculated in accordance with clause (a) above, and Transferred Paradigm Shares, calculated in accordance with clause (b) above, as shall be requested by such Selling Shareholder and shall correspond to the total number of Transferred Company Shares transferred by such Selling Shareholder. As used herein, the "Conversion Ratio" is 14,401.59615 (the number of Paradigm shares held by the Company divided by the number of Company shares outstanding) and the "Tax Adjustment Ratio" is 0.64. (The Tax Adjustment Ratio is intended to pass through to the Selling Shareholders the consequences to the Company, under the income tax laws of Israel, of the transactions contemplated by this Agreement.) Transferred Paradigm Shares may be delivered to Selling Shareholders no later than the fifth trading day following the Closing.

     1.03 No fractional shares. Buyer will not transfer fractional Transferred Paradigm Shares under this Agreement. Each Selling Shareholder who otherwise would have been entitled to receive a fraction of a Transferred Paradigm Share will instead be entitled to receive an amount of cash, paid by check, calculated as the product of such fraction multiplied by US$5.125, rounded down to the nearest penny.

     1.04 Withholding taxes. Each Selling Shareholder acknowledges and agrees that, if such Selling Shareholder is transferring a number of Transferred Company Shares that equals or exceeds 10% of the total number of shares of the Company outstanding, Buyer may withhold the consideration otherwise payable under Sections 1.02 and 1.03 to the extent required by applicable law.

     1.05 J Broker Commission. Each Selling Shareholder hereby instructs and directs Buyer to pay to J Broker LLC in cash a portion of the consideration payable to such Selling Shareholder pursuant to Section 1.02, equal to the product of (i) the number of Transferred Company Shares sold, assigned and delivered to Buyer by such Selling Shareholder, multiplied by (ii) the Conversion Ratio, multiplied by (iii) the Tax Adjustment Ratio, multiplied by
(iv) US$0.05.




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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING SHAREHOLDERS
                           ---------------------------

     As an inducement to Buyer to enter into this Agreement, each Selling Shareholder (except with respect to Section 2.05, which is made only by Gruss) hereby represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

     2.01 Organization; Qualification. If such Selling Shareholder is a corporation, trust, limited partnership, limited liability company or other entity, the Selling Shareholder is duly organized, validly existing and in good standing under the laws of its place of formation.

     2.02 Title to Stock. Each Selling Shareholder owns and at the Closing will own the Transferred Company Shares set forth opposite the name of such Selling Shareholder on Schedule 2.02 hereto, free and clear of all pledges, security interests, liens, charges, or other encumbrances ("Liens") or limitations affecting its ability to vote the Transferred Company Shares or to transfer the Transferred Company Shares to Buyer. At the Closing each Selling Shareholder will transfer, assign and deliver good title to the Transferred Company Shares to Buyer, free and clear of all Liens.

     2.03 Authority Relative to this Agreement. The Selling Shareholder has full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Selling Shareholder and constitutes a valid and binding obligation of the Selling Shareholder, enforceable against it in accordance with its terms.

     2.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the other transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Selling Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that have been made or obtained; (c) to the best knowledge of the Selling Shareholder, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Selling Shareholder is a party or by which the Selling Shareholder or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (d) to the best knowledge of such Selling Shareholder, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of the Selling Shareholder or under the terms, conditions or provisions of any agreement, instrument or obligation to which the Selling Shareholder or any of its assets may be bound or affected; or

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(e)  violate  any  order,  writ,  injunction,  decree,  law,  statute,  rule  or regulation applicable to the Selling Shareholder or any of its assets.

     2.05 Transferred Company Shares. Gruss represents and warrants that the Registration Company of Israel Bank Discount Ltd. (Street Name) is the record holder of all of the Transferred Company Shares and that Schedule 2.02 is a complete and accurate list of all persons who are beneficial holders of the Transferred Company Shares through the Registration Company of Israel Bank Discount Ltd. (Street Name).

     2.06 Full Disclosure. No representation or warranty of the Selling Shareholder and no information, Schedule or certificate furnished or to be furnished by or on behalf of the Selling Shareholder to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer represents and warrants to each Selling Shareholder as follows:

     3.01 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

     3.02 Title to Stock. Buyer represents that it owns and at the Closing will own the Transferred Paradigm Shares free and clear of all Liens or limitations affecting its ability to vote such Transferred Paradigm Shares or to transfer the Transferred Paradigm Shares to the Selling Shareholders. At the Closing Buyer will transfer, assign and deliver good title to Transferred Paradigm Shares to each Selling Shareholder who has elected to receive Transferred Paradigm Shares pursuant to Section 1.02, free and clear of all Liens.

     3.03 Authority  Relative to this Agreement.  Buyer  represents and warrants
(a) that it has full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (b) that this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     3.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer, the transfer by Buyer to the Selling Shareholder of the Transferred Paradigm Shares nor the consummation of the other transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Buyer, (b) require

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any  consent,   approval,   authorization  or  permit  of,  or  filing  with  or
notification to, any governmental or regulatory authority other than those that have been made or obtained; (c) to the best of Buyer's knowledge, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (d) to the best of Buyer's knowledge, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of Buyer under the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer or any of its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer or any of its assets.

     3.05 Securities Act Representations. Buyer is an Accredited Investor and is acquiring the Transferred Company Shares for its own account for investment purposes and not on behalf of, or with a view to a distribution to, any other person.

     3.06 Full Disclosure. No representation or warranty of Buyer and no information, Schedule or certificate furnished or to be furnished by or on behalf of Buyer, its affiliates their affiliates or agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                   ARTICLE IV

                   THE CLOSING AND CERTAIN CLOSING DELIVERIES
                   ------------------------------------------

     4.01 Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place as of the close of business on April 20, 2001, or on such other date on which the parties hereto agree, at the offices of Carter, Ledyard & Milburn, counsel for Buyer, or at such other place or time as the parties may agree in writing. The effective time of the Closing is hereinafter referred to as the "Closing Date."

     4.02 Deliveries by the Selling Shareholders. At the Closing, the Selling Shareholders will deliver to Buyer the following:

     (a) One Affidavit and Indemnity Agreement, in the form attached as an exhibit to the Custody Agreement, completed and signed on behalf of each Selling Shareholder, and notarized.


                                      - 5 -



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     (b) One Custody  Agreement and one Power of Attorney,  fully  completed and signed on behalf of each Selling Shareholder, except Gruss; and

     (c) Resignations, dated the Closing Date, of the directors of the Company who had been nominated by the Selling Shareholders.

     4.03 Payment of cash by Buyer. At the Closing, Buyer will deliver the cash portion of the consideration pursuant to Section 1.02 by sending a check, or making a wire transfer, to each Selling Shareholder in the manner specified in the Custody Agreement of such Selling Shareholder (or, in the case of Gruss, in a comparable written instruction of Gruss).


                                    ARTICLE V

                             POST-CLOSING COVENANTS
                             ----------------------

     5.01 Payment of Transferred Paradigm Shares by Buyer. No later than the seventh trading day after the Closing, Buyer will deliver the Transferred Paradigm Shares pursuant to Section 1.02 by sending share certificates to the Selling Shareholders in the manner specified in the Custody Agreement of each
Selling Shareholder (or, in the case of Gruss, in a comparable written instruction of Gruss). The share certificates delivered to the Selling Shareholders shall not bear any restrictive legend under the Securities Act of 1933.

     5.02 Expenses. Except as otherwise provided herein, the Selling Shareholders and Buyer each shall bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby. Buyer shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and the Selling Shareholders shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid their respective professional advisors.

     5.03 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and the Selling Shareholders will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Transferred Company Shares and the Transferred Paradigm Shares and the other transactions contemplated by this Agreement. From time to time after the date hereof (including after the Closing Date if requested), Buyer and the Selling Shareholders will, at their own expense and without further consideration, execute and deliver to each other such documents as such party may reasonably request in order more effectively to vest in such party good title to the Transferred Company Shares and the Transferred Paradigm Shares, as the case may be, and to more effectively consummate the transactions contemplated by this Agreement.


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     5.04 Public  Announcements.  Except as otherwise  required by law or by the rules of any stock exchange, Buyer and the Selling Shareholders agree that none of them will issue any press releases or other statements with respect to this
Agreement,  or  the  transactions   contemplated  hereby  and  thereby,  without
consulting with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and neither the Selling Shareholders nor Buyer shall issue any such press release or make any such public statement prior to such consultation. Gruss shall represent the Selling Shareholders for the purposes of the consultations required by this Section 5.04.

     5.05 Commissions and Fees. The Selling Shareholders and Buyer each represent and warrant to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation, except as provided in Section
1.05. The Selling Shareholders, jointly and severally, and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

     5.06 Securities Act Restrictions. Buyer acknowledges that the Transferred Company Shares have not been registered for resale by Buyer pursuant to the Securities Act and agrees that Buyer shall not resell, convey or otherwise transfer the Transferred Company Shares except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements thereof.

     5.07 Indemnification.

     (a) Gruss agrees to save, defend and indemnify Buyer, its directors, officers, advisors and agents, against and hold them harmless from any and all claims, liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent ("Losses")(including, but not limited to, reasonable counsel's fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of the obligations of Gruss hereunder or under the Custody Agreement), arising out of any breach of any breach of the duties of Gruss as custodian under the Custody Agreement.

     (b) Buyer agrees to save, defend and indemnify Gruss, its directors, officers, advisors and agents, against and hold them harmless from any and all Losses (including, but not limited to, reasonable counsel's fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of the obligations of Buyer hereunder) arising out of any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement.


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                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     6.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     6.02 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of Buyer or Selling Shareholder to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

     6.03 Survival. Each and every representation, warranty, covenant and agreement contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall survive the Closing and shall not be affected by any investigation made by any party.

     6.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by reputable overnight delivery service or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address as any party shall specify by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (a) if to the Selling Shareholders to:

         Oscar Gruss & Son Incorporated
         74 Broad Street
         New York, New York 10004
         Attention: Mr. Michael Shaoul, Executive Vice President
         Phone No.:  212-952-1100
         Fax No.:  212-747-0147

         with a copy to:

         Jonah Meer, Esq.
         1488 E. 27th Street
         Brooklyn, New York 11210
         Phone No.:  212-771-1010
         Fax No.:  508-629-0074

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     (b) if to Buyer to:

         Mashov Computers Ltd.
         3 Haplada Street
         Or-Yehuda, 60218 Israel
         Attention: Mr. Roy Machnes
         Phone No.:  011-972-3-5389 201
         Fax No.:  011-972-3-5389 393

         with a copy to:

         Carter, Ledyard & Milburn
         2 Wall Street
         New York, New York  10005
         Attention: Steven J. Glusband, Esq.
         Phone No.:  212-732-3200
         Telecopier No.:  212-732-3232

     6.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party. Any purported assignment in violation of the provisions hereof shall be void.

     6.06 Governing Law. This Agreement shall be governed by the laws of the State of New York (without regard to the conflict of laws principles thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     6.07 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be settled and finally determined by arbitration in New York, New York, or at such other location as the parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in force at the time of such arbitration. Judgment upon any award rendered by such an arbitration may be rendered in any court having jurisdiction. All fees and charges of the American Arbitration Association and of the arbitrators and all arbitration-related costs of the parties shall be borne as the arbitrators shall determine in their award.

     6.08 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument,

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and it shall not be necessary in making proof of this  Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

     6.09 Entire Agreement. This Agreement including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the parties with respect thereto.

     6.10 Specific Performance.

     (a) Each Selling Shareholder acknowledges that, in view of the uniqueness of the business of the Company and the transactions contemplated hereby, Buyer may not have an adequate remedy at law for money damages in the event that this Agreement with respect to the sale and delivery of the Transferred Company Shares has not been performed in accordance with its terms by such Selling Shareholder and therefore such Selling Shareholder agrees that Buyer shall be entitled to specific enforcement of the terms hereof with respect to the sale, transfer and delivery of the consideration contemplated by Section 1.02 of this Agreement and the other transactions contemplated hereby in the event of breach by such Selling Shareholder in addition to any other remedy to which such party may be entitled, at law or in equity, for such breach.



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     IN WITNESS WHEREOF,  this Agreement has been duly executed on behalf of the parties hereto as of the date first above written.


                                               MASHOV COMPUTERS LTD.

                                               By:  /s/ RoyMachnes
                                                    --------------
                                               Name: Roy Machnes
                                               Title:

                                               OSCAR GRUSS & SON INCORPORATED

                                               By: /s/ Michael Shaoul
                                                   ------------------
                                               Name: Michael Shaoul
                                               Title: Executive Vice President

                                               CHIANA BADACHE SYDRANSKI

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               BANCROFT LTD.

                                               By: /s/ Jonah Meer
                                                   --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               CHARANA HOLDINGS

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               FRANCIS X. GALLAGHER

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               HARVEY GELFENBEIN

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               ROBERT KORDA

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact



                                               /s/ Jonah Meer
                                               --------------
                                               Jonah Meer

                                               ROBERT J. MITTLEMAN

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact


                                               RUHE ENTERPRISES

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                               TOMMY WYLER AND MICHAEL FOGEL J/T
                                               ACCT.

                                               By:  /s/ Jonah Meer
                                                    --------------
                                               Name: Jonah Meer
                                               Title: Attorney-in-Fact

                                  Schedule 2.02

                           Transferred Company Shares
                           --------------------------


Selling Shareholder                                  Transferred Company Shares

Oscar Gruss & Son Incorporated                       4.905
Chiana Badache Sydranski                             1.389
Bancroft Ltd.                                        7.091
Charana Holdings                                     7.091
Francis X. Gallagher                                 4.727
Harvey Gelfenbein                                    3.431
Robert Korda                                         7.091
Jonah Meer                                           1.194
Robert J. Mittleman                                  4.652
Ruhe Enterprises                                     7.091
Tommy Wyler and Michael Fogel J/T acct.              3.339